Exhibit 10.20

TRANSITION AND RELEASE AGREEMENT

RECITALS

This Transition and Release (“Agreement”) is made by and between William H. Lawrenson, (“Employee”) and Natus Medical Inc. (“Company”) (collectively referred to as the “Parties”):

WHEREAS, Employee is an employee and officer of the Company;

WHEREAS, the Company and Employee entered into a Employment, Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”) and an Indemnity Agreement, and;

WHEREAS, the Employee has resigned his employment with Company effective August 31, 2002 (the “Termination Date”)

WHEREAS, the Company and Employee have entered into a stock option agreements dated December 17, 1997, October 23, 1998, May 5, 1999, July 6, 1999, May 9, 2000 and April 20, 2001 granting me the option to purchase 129,803 total shares of the Company’s common stock subject to the terms and conditions of the Company’s 1991 and 2000 Stock Option Plans and the Stock Option Agreement (the “Stock Agreements”):

WHEREAS, the Parties, and each of them, wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that the Employee may have against the Company as defined herein, including, but not limited to, any and all claims arising or in any way related to Employee’s employment with, or separation from, the Company;

1    Resignation and Transition

Employee hereby tenders his resignation as Chief Financial Officer of Natus Medical Inc. (the Company) effective August 31, 2002 (the Termination Date), under the terms and conditions in this agreement.

Upon execution of this agreement, the transition period (the Transition Period) shall commence, which will terminate August 31, 2002.

Employee will remain as Chief Financial Officer of the Company for as long as the Company deems fit, but in no event after the Termination Date. The Company will inform Employee of the date on which it wishes Employee to step down as CFO, at its convenience, at which time and in exchange for consideration detailed hereunder, including continuation of salary and benefits through the Termination Date, the Employee will resign as the Chief Financial Officer, and as a Director of Company’s Subsidiaries, (collectively “CFO”).

If Employee ceases to serve as CFO prior to the Termination Date, it will not terminate the Employee’s employment during the Transition Period, but such resignation as CFO will terminate his status as an officer and manager of the Company. During the Transition Period and subsequent to resigning as CFO, Employee will no longer be an officer within the Company, and will become a regular staff employee reporting to the President of the Company or to the President’s designee.

Employee will devote 100% of his time to the Company during April and May 2002; thereafter during June and July 2002 Employee will devote 60% (nominally three days per five day week) of his time to the Company; during August 2002 until the Termination Date, Employee shall be given a leave of absence and shall not be required to attend the Company.

During the Transition Period, the Company may hold Employee on either active or paid leave of absence status, as the Company may, at its option, determine and inform Employee by written notice. If Employee is on active status during the Transition Period, Employee will perform his duties as CFO, including, but not limited to:

•	Assist the Company in finding and hiring a replacement Chief Financial Officer (hereinafter New CFO),

•	Acquaint the New CFO with the systems and operation of the Finance and Administrative Departments,

•	Assist in the transition of staff to New CFO,

•	Introduce New CFO to the investment community and provide New CFO with contact lists,

•	Assist in the completion of the BaaN V implementation,

•	When requested to do so by the Company, promptly resign as Chief Financial Officer of the Company and as Director of its subsidiaries, and

•	Perform other reasonable mutually agreeable tasks associated with the transition.

During the Transition Period and through and until the Termination Date, on each regularly scheduled pay day, Company will pay Employee his current full-time (100%) salary and benefits and reimburse Employee actual and reasonable travel costs associated with approved travel on behalf of the Company.

On the Termination Date, the Company will pay Employee the remainder of his regular monthly salary for August 2002 calculated from the end of the previous pay period through August 31, as well as any and all accrued vacation and other amounts normally due terminating employees, and make available to Employee those continuation benefits, such as normal COBRA benefits, and any other benefits as are normally offered other employees at the time of their termination. Employee’s health insurance benefits will cease at the end of the month which contains the Termination Date, subject to Employee’s right to continue his health insurance under COBRA. Employee’s participation in all other benefits and incidents of employment will cease on the Termination Date. Employee will cease accruing employee benefits as of the Termination Date, except as otherwise specified herein, including, but not limited to, vacation time and paid time off.

In the event that the BaaN IV system has been successfully migrated to the BaaN V system by not later than the Termination Date, the company shall accelerate the vesting of approximately 15,000 unvested options to purchase shares associated with Employee’s option dated May 9, 2000. The exercise of the options shall continue to be subject to the applicable stock option agreements.

Employee shall be permitted to retain possession of his Company-provided laptop computer (or reasonable substitute/replacement thereof), provided that all Company information or data shall be removed therefrom.

Release of Claims

Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its officers, managers, supervisors, agents. Employee on his own behalf, and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby fully and forever releases the Company and its officers, directors, employees, agents, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess arising from any omissions, acts or facts that have occurred up until and including the effective Date of this Agreement including, without limitation:

•	any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

•
any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

•
any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

•
any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, and the California Labor Code;

•	any and all claims for violation of the federal, or any state, constitution;

•	any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

•
any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

•	any and all claims for attorneys’ fees and costs.

The Company and Employee agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. The Parties agree that this Agreement severs all relationships between them and shall act as a mutual release of all claims of any nature which one party may have against the other party as of the Effective Date, except that the following claims shall not be released hereby: (i) claims by either party against the other under or pursuant to this Agreement, (ii) claims under applicable law in respect of statutory employment rights (such as COBRA or ERISA claims), and (iii) claims or rights of Employee under law or Company’s certificate of incorporation and bylaws as to indemnification against third party claims arising with respect to his service as an officer and director of Company prior to the effective date.

Employee acknowledges and agrees that any breach of any provision of this Agreement shall constitute a material breach of this Agreement and shall entitle the Company immediately to recover the termination benefits provided to Employee under this Agreement.

Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Confidentiality Agreement between Employee and the Company. Employee shall return all of the Company’s property and confidential and proprietary information in his possession to the Company on the Termination Date.

Employee acknowledges that he/she is waiving and releasing any rights he/she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he/she has been advised by this writing that:

•	he should consult with an attorney prior to executing this Agreement;

•	he has up to twenty-one (21) days within which to consider this Agreement;

•	he has seven (7) days following his execution of this Agreement to revoke the Agreement;

•	this ADEA waiver shall not be effective until the revocation period has expired; and

•
nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

Civil Code Section 1542.    The Parties represent that they are not aware of any claim by either of them other than the claims that are released by this Agreement. I acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

Employee understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with the Company, its subsidiaries or related companies, or any successor.

The Parties acknowledge that Employee’s agreement to keep the terms and conditions of this Agreement confidential was a material factor on which all parties relied in entering into this agreement. Employee hereto agrees to use his best efforts to maintain in confidence: (1) the existence of this Agreement, (ii) the contents and terms of this Agreement, (iii) the consideration for this Agreement, and 9iv) any allegations relating to the company or its officers or employees with respect to employee’s employment with the Company, except as otherwise provided for in this Agreement (hereinafter collectively referred to as “Settlement Information”). Employee agrees to take every reasonable precaution to prevent disclosure of any Settlement Information to third parties, and agrees that there will be no publicity, directly or indirectly, concerning any Settlement Information. Employee agrees to take every precaution to disclose Settlement Information only to those attorneys, accountants, governmental entities and family members who have a reasonable need to know of such Settlement Information. The Parties agree that if Company proves that Employee breached this Confidentiality provision, it shall be entitled to an award of is costs spent enforcing this provision, including all reasonable attorney’ fees associated with the enforcement action, without regard to whether the company can establish actual damages from the breach by Employee.

Employee agrees he will not act in any manner that might damage the business of the Company. Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so. Employee further agrees both to immediately notify the Company upon receipt of any court order, subpoena, or any legal discovery device that seeks or might require the disclosure or production of the existence or terms of this Agreement, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or legal discovery device to the Company.

Employee and Company agrees to refrain from any defamation, libel or slander of the Company or tortious interference with the contracts and relationships of the Company or Employee. All inquiries by potential future employers of Employee will be directed to Human Resources. Upon inquiry, the Company shall only state the following: Employee’s last position and dates of employment.

Employee agrees that for a period of twelve (12) months immediately following the Effective Date of this Agreement, Employee shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such Is, or attempt to solicit, induce, recruit, encourage, take away or hire employees of the Company, either for him/herself or any other person or entity.

The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be: (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

Employee represents that he has no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, or any other wrongdoing that involves Employee or other present or former Company employees.

The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

Employee agreed to indemnify and hold harmless the Company from and against any and all loss, costs, damages or expenses, including, without limitation, attorneys’ fees or expenses incurred by the Company arising out of the breach of this Agreement by Employee, or from any false representation made herein by Employee, or from any action or proceeding which may be commenced, prosecuted or threatened by Employee or for Employee’s benefit, upon Employee’s initiative, or with Employee’s aid or approval, contrary to the provisions of this Agreement. Employee further agrees that in any such action or proceeding, this Agreement may be pled by the Company as a complete defense, or may be asserted by way of counterclaim or cross-claim.

The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in San Mateo County before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes or the California Code of Civil Procedure. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys’ fees and costs. The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This section will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to its obligations under this Agreement and the agreements incorporated herein by reference.

The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him/her to bind them to the terms and conditions of this Agreement. Each party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties.

This Agreement represents the entire agreement and understanding between the Company and I concerning the subject matter of this Agreement and Employee’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Confidentiality Agreement, Indemnity and applicable Stock Agreements.

The failure of any party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

Any modification or amendment of this Agreement, or additional obligation assumed by either party in connection with this Agreement, shall be effective only if placed in writing and signed by both Parties or by authorized representatives of each party.

This Agreement shall be deemed to have been executed and delivered within the State of California, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of California, without regard to choice of law principles.

This Agreement is effective after it has been signed by both parties and after eight (8) days have passed since Employee has signed the Agreement (the “Effective Date”), unless revoked by I within seven (7) days after the date the Agreement was signed by Employee.

This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

Voluntary Execution of Agreement.    This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

They have read this Agreement;

b.  They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

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c.  They understand the terms and consequences of this Agreement and of the releases it contains; and

d.  They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Natus Medical Inc.

Dated:	April 26, 2002	By:	/s/ TIM C. JOHNSON
Tim C. Johnson Chief Executive Officer

William H. Lawrenson, an individual

Dated:	April 26, 2002	By:	/s/ WILLIAM H. LAWRENSON
William H Lawrenson

End of agreement